EXHIBIT 99 (B)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No.: R-1	CUSIP No.:	PRINCIPAL AMOUNT:

MERRILL LYNCH & CO., INC.

Medium-Term Note, Series C

100% Principal Protected Conditional Participation Notes

(the “Notes”)

INDEX:	INDEX PUBLISHER:	STATED MATURITY:

STARTING VALUE:	ORIGINAL ISSUE DATE:	VALUATION DATE:

THRESHOLD LEVEL:	THRESHOLD PAYMENT:	INDEX BUSINESS DAY:

CALCULATION AGENT:	DENOMINATIONS:	SPECIFIED CURRENCY:

OTHER PROVISIONS:

MERRILL LYNCH & CO., INC., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the Redemption Amount (as defined below) per Unit on the Stated Maturity.

Payment or delivery of the Redemption Amount and any interest on any overdue amount thereof with respect to this Global Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

All determinations made by the Calculation Agent, absent a determination of manifest error, shall be conclusive for all purposes and binding on the Company and the holders and beneficial owners of this Global Note.

Payment on the Stated Maturity

On the Stated Maturity, a Holder shall receive a cash amount equal to, with respect to each Unit, the Redemption Amount per Unit.

The “Redemption Amount” per Unit shall be determined by the Calculation Agent and shall equal the $10.00 principal amount per Unit plus the Conditional Supplemental Payment, per Unit, if any.

(a)	If the Ending Value is greater than the Starting Value and equal to or less than the Threshold Level, the Conditional Supplemental Payment shall equal:

$10 ×	(	Ending Value – Starting Value	)	.
Starting Value

(b)	If the Ending Value is greater than the Threshold Level, the Conditional Supplemental Payment shall equal the Threshold Payment.

(c)	If the Ending Value is less than or equal to the Starting Value, the Conditional Supplemental Payment shall be zero.

In no case will the Conditional Supplemental Payment be less than zero.

The “Ending Value” shall be the closing level of the Index on the Valuation Date.

If a Market Disruption Event (as defined below) occurs or is continuing on the Valuation Date, then the closing level of the Index on the Valuation Date shall equal the closing level of the Index on the next scheduled Index Business Day prior to the Stated Maturity on which a Market Disruption Event has not occurred or is not continuing. If a Market Disruption Event occurs or is continuing on the second scheduled Index Business Day preceding the Stated Maturity, then the closing level of the Index will be determined by the Calculation Agent (or, if not determinable, estimated by the Calculation Agent) in a manner which is considered commercially reasonable under the circumstances.

Adjustments to the Index; Market Disruption Events

If at any time the Index Publisher makes a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index so that the Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to the Index as if those changes or modifications had not been made, and calculate the closing level with reference to the Index, as so adjusted. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the Calculation Agent shall adjust the Index in order to arrive at a level of the Index as if it had not been modified, e.g., as if a split had not occurred. In the event the Calculation Agent makes any such adjustment to the Index, any determination as to the Ending Value of the Index shall be based on this closing level.

“Market Disruption Event” shall mean either of the following events as determined by the Calculation Agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange on which the stocks included in the Index trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Index or any Successor Index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the stocks included in the Index as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Index, or any Successor Index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Index, or any Successor Index, shall not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the Index, or any Successor Index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts shall constitute a suspension of or material limitation on trading in futures or options contracts related to the Index;

(4)	a suspension of or material limitation on trading on the relevant exchange shall not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	for the purpose of clauses (A) and (B) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, shall be considered “material”.

Discontinuance of the Index

If the Index Publisher discontinues publication of the Index and the Index Publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Index (a “Successor Index”), then, upon the Calculation Agent’s notification of that determination to the Trustee (as defined below) and the Company, the Calculation Agent shall substitute such Successor Index as calculated by the Index Publisher or any other entity for the Index. Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice to be given to Holders of this Global Note.

In the event that the Index Publisher discontinues publication of the Index and:

•	the Calculation Agent does not select a Successor Index; or

•	the Successor Index is not published on the Valuation Date,

the Calculation Agent shall compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a Successor Index is selected or the Calculation Agent calculates a level as a substitute for the Index as described below, the Successor Index or level shall be used as a substitute for the Index for all purposes, including for the purpose of determining whether a Market Disruption Event exists. In such event, any determination as to the Ending Value shall be based on this closing level.

If the Index Publisher discontinues publication of the Index before the Valuation Date and the Calculation Agent determines that no Successor Index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the Calculation Agent that a Successor Index is available,

the Calculation Agent shall determine the level that would be used in determining the Redemption Amount as described in the preceding paragraph as if that day were the Valuation Date. In such event, any determination as to the Ending Value shall be based on this closing level. The Calculation Agent shall cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

A “Business Day” is any day on which the NYSE, the AMEX and the Nasdaq (or any successor to the foregoing exchanges) are open for trading.

General

All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

This Global Note is one of a duly authorized issue of the Company’s Medium-Term Notes, Series C, designated as Principal Protected Conditional Participation Notes which are due on the Stated Maturity. The Notes are issued and to be issued under an indenture dated as of April 1, 1983, as amended and restated (the “Indenture”), between the Company and The Bank of New York Mellon (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee with respect to the Notes under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Global Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The Notes are issuable only in registered form without coupons in the Denominations specified above. As provided in the Indenture and subject to certain limitations therein set forth, this Global Note is exchangeable for a like aggregate principal amount of Notes as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Global Note shall be exchangeable or (z) an Event of Default (as defined in the Indenture) has occurred and is continuing with respect to this Global Note, this Global Note shall be exchangeable for Notes in definitive form of like tenor and of an equal Principal Amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Global Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

This Note is not subject to any sinking fund.

In case an Event of Default with respect to this Global Note has occurred and is continuing, the amount payable to a Holder of this Global Note upon any acceleration permitted by the Notes, with respect to each Unit of this Global Note, shall be equal to the Redemption Amount per Unit, calculated as though the date of acceleration were the Stated Maturity.

In case of default in payment of this Global Note, whether on the Stated Maturity or upon acceleration, from and after such date this Global Note shall bear interest, payable upon demand of the Holders thereof, at the Default Rate (as defined below), to the extent that such payment of interest shall be legally enforceable, on the unpaid amount due and payable on such date in accordance with the terms of this Global Note to the date payment of such amount has been made or duly provided for.

The “Default Rate” with respect to this Global Note shall equal the then current Federal Funds Rate, reset daily. “Federal Funds Rate” means:

(1) the rate with respect to a particular interest determination date displayed on Reuters or any successor service on page FEDFUNDS1 under the heading “EFFECT” or any other page as may replace page FEDFUNDS1 on that service (“Reuters Page FEDFUNDS1”), or

(2) if the rate referred to in clause (1) does not appear on Reuters Page FEDFUNDS1 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Business Day following that interest determination date, or

(4) if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Securities at any time Outstanding of each series affected thereby. Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all the Securities of each series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Global Note shall be conclusive and binding upon such Holder and upon all future Holders of this Global Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Global Note.

No reference herein to the Indenture and no provision of this Global Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount per Unit and interest on this Global Note at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and herein, the transfer of this Global Note may be registered on the Security Register of the Company, upon surrender of this Global Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same Principal Amount, shall be issued to the designated transferee or transferees.

Prior to due presentment of this Global Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Global Note is registered as the owner hereof for all purposes, whether or not this Global Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company and each Holder or beneficial owner (by acceptance hereof) hereby agree to characterize and treat this Global Note for all tax purposes as a debt instrument of the Company and, where required, the Company shall file information returns with the Internal Revenue Service in accordance with this characterization and tax treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization or tax treatment of the Notes.

The Indenture and this Global Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Global Note which are defined in the Indenture but not in this Global Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually or in facsimile, and an imprint or facsimile of its corporate seal to be imprinted hereon.

Dated:

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.

[FACSIMILE OF SEAL]

The Bank of New York Mellon, as Trustee	By:
John Thurlow
Assistant Treasurer

Attest:

By:	By:
Authorized Officer	Judith A. Witterschein
Secretary

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.)

____________________________________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

____________________________________________________________________________________________________________

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                               attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date
NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.